INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993



                                              1994        1993
                                              ----        ----
                                           (Dollars in thousands)
    Earnings:
      Net Income........................    $153,418    $107,681

    Add:
      Provision for income taxes........      89,559      73,935
      Fixed charges.....................     300,118     250,049

    Less:
      Capitalized interest..............      31,772      29,226
                                             --------   --------
      Earnings as adjusted (A)..........     $511,323   $402,439
                                             ========   ========

      Preferred dividend requirement....     $  5,095   $ 1,973
      Ratio of income before provision
        for income taxes to net income..          158%      169%
                                             --------   --------

      Preferred dividend factor on pretax
        basis............................      8,050      3,334
                                             --------   --------

      Fixed Charges:
        Interest expense................     268,346    220,823
        Capitalized interest............      31,772     29,226
                                            --------   --------
      Fixed charges as adjusted.........     300,118    250,049
                                            --------   --------
      Fixed charges and preferred stock
        dividends(B)....................    $308,168   $253,383
                                            ========   ========

      Ratio of earnings to fixed charges
        and preferred stock dividends
        (A) divided by (B)................     1.66x      1.59x
                                             ========  ========
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